Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As independent registered public accountants, we hereby consent to the use of our report dated September 29, 2008, on the financial statements of Escalon Medical Corp. and subsidiaries as of June 30, 2008 and 2007 and for each of the three years in the period ended June 30, 2008 (and to all references to our Firm) incorporated by reference in this Registration Statement on Form S-3.
/s/ MAYER HOFFMAN MCCANN P.C.
Plymouth Meeting, Pennsylvania
February 3, 2009